Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

We hereby consent to the references to our firm in the form and context in which they appear, and the inclusion of our report dated January 4, 2024 with respect to the estimates of reserves and future net revenues of Nickel Road Operating LLC, as of December 31, 2023, in this Amendment No. 2 to the Current Report on Form 8-K/A of the Company, and to the incorporation by reference of such reports in the Registration Statements (Nos. 333-272743 and 333-276998) on Form S-1 of the Company, filed with the U.S. Securities and Exchange Commission.

/s/ W. Todd Brooker

President

Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas

March 19, 2024